UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

FOOTHILLS RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31547	98-0339560
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4540 California Avenue, Suite 550
Bakersfield, California	93309
(Address of principal executive offices)	(Zip Code)

(661) 716-1320
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of a Director.

On December 15, 2006, the board of directors (the “Board”) of Foothills Resources, Inc. (the “Company”) elected David A. Melman as a director of the Company, filling a vacancy that existed on the Board. The election of Mr. Melman as a director was not pursuant to any arrangement or understanding between Mr. Melman and any third party. Mr. Melman is not expected to be named to a committee of the Board at this time.

Mr. Melman has extensive experience working with small public companies. He was executive vice president, general counsel and corporate secretary of XCL Ltd. from 1983 to 1997, and was a director of XCL from 1987 to 1997. Mr. Melman returned as Chairman and Chief Executive Officer of XCL Ltd. during its reorganization. Mr. Melman has also been a director of Cardinal Resources plc. (AIM) and is a director of Sunrise Energy Resources, Inc. (OTCBB).

Mr. Melman holds a degree in Economics and Accounting from Queens College of the City University of New York, a Juris Doctor from Brooklyn Law School and a Master of Law in Taxation from New York University Graduate School of Law.

On December 15, 2006 the Board granted Mr. Melman options under the Company’s 2006 Equity Incentive Plan to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share. The options are exercisable with respect to one-quarter of the shares on the date of the grant, and an additional one-quarter of the shares on each anniversary of the grant date for three years. The exercise price of the options is equal to the closing price of the Company’s common stock on December 15, 2006.

The Company announced the appointment of Mr. Melman to the Board in a press release on December 21, 2006, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release of Foothills Resources, Inc. dated December 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Foothills Resources, Inc.

By:	/s/ W. Kirk Bosché
Name: W. Kirk Bosché
Title: Chief Financial Officer

Date: December 21, 2006

Exhibit Index

Exhibit No.	Exhibit

99.1	Press release of Foothills Resources, Inc. dated December 21, 2006.